U. S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
   1935 or Section 20(f) of the Investment Company Act of 1940


                             FORM 3


1.   Name and Address of Reporting Person:
          Daniel L. Earles
          110 Veterans Blvd., Suite 222
          Metairie, LA 70005

2.   Date of Event Requiring Statement (Month/Day/Year):
          June 15, 1998

3.   IRS or Social Security Number of Reporting Person
     (Voluntary):
          ###-##-####

4.   Issuer Name and Ticker or Trading Symbol:  Cucos Inc. - CUCO


5. Relationship of Reporting Person to Issuer (Check all applicable):
          _____ Director
          _____ 10% owner
          __X__ Officer (give title below)
          _____ Other (specify below)

          Executive Vice President-Operations

6.   If Amendment, Date of Original (Month/Day/Year):
          N/A


Table I - Non-Derivative Securities Beneficially Owned.

1.   Title of Security (Instr. 4):


2.   Amount of Securities Beneficially Owned (Instr. 4):
          None

3.   Ownership Form: Direct (D) or Indirect (I) (Instr. 5):


4.   Nature of Indirect Beneficial Ownership (Instr. 5):



Table II - Derivative Securities Beneficially Owned(e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4):
          None

2.   Date Exercisable and Expiration Date:
          Date Exercisable:
          Expiration Date:

3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4):
          Title:
          Amount or Number of Shares:

4.   Conversion or Exercise Price of Derivative Security:

5.   Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I) (Instr. 5):


6.   Nature of Indirect Beneficial Ownership (Instr. 5):


Explanation of Responses:



_____________________________
/s/ Daniel L. Earles
(Signature of Reporting Person)
Date:  June 19, 1998